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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.       )*
                                            ------

                             Hambrecht & Quist Group
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   406545 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)
                                Page 1 of 5 pages
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CUSIP No. 406545103
Page 2 of 5 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Hambrecht & Quist Group Savings and Employee Stock Ownership Plan
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

      NUMBER OF               -0-
       SHARES            -------------------------------------------------------
    BENEFICIALLY         6    SHARED VOTING POWER
      OWNED BY
        EACH                  1,986,277
      REPORTING          -------------------------------------------------------
     PERSON WITH         7    SOLE DISPOSITIVE POWER

                              -0-
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,986,277
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,986,277
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.5%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     EP
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT
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CUSIP No 406545103
Page 3 of 5 Pages


ITEM 1.

     (a)  NAME OF ISSUER:

     Hambrecht & Quist Group

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     One Bush Street
     San Francisco, CA  94104

ITEM 2.

     (a)  NAME OF PERSON FILING:

     Hambrecht & Quist Group Savings and Employee Stock Ownership Plan (the "SESOP")

     (b)  ADDRESS OF PRINCIPAL OFFICE:

     c/o  Barclays Global Investors, N.A.
     420 Montgomery Street, Third Floor
     San Francisco, CA  94104

     (c)  CITIZENSHIP:

     Organized under the laws of the State of California

     (d)  TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.01 per share

     (e)  CUSIP NUMBER:

          406545103


ITEM 3.   TYPE OF REPORTING PERSON

     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the filing person is a :

     [ ]  Broker of dealer registered under Section 15 of the Act

     [ ]  Bank as defined in section 3(a)(6) of the Act

     [ ] Insurance Company registered under section 8 of the Investment Company Act

     [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     [X] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

     [ ]  Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)

     [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)
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CUSIP No 406545103
Page 4 of 5 Pages


ITEM 4.

     (a)  AMOUNT BENEFICIALLY OWNED:

          1,986,277

     (b)  PERCENT OF CLASS:

          8.5%

      (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


                    (i)  Sole power to vote or to direct the vote:

                         -0-

                    (ii) Shared power to vote or to direct the vote:

                         1,986,277*

                   (iii) Sole power to dispose or direct the disposition of:

                         -0-

                    (iv) Shared power to dispose or direct the disposition of:

                         1,986,277*


* Pursuant to the terms of the SESOP's Plan and Trust Agreement, the SESOP's trustee has the power to vote the shares held by the SESOP. However, also pursuant to the terms of the SESOP's Plan and Trust Agreement, each participant in the SESOP is entitled to instruct the trustee as to the voting and tendering of all shares held in such participant's account.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Inapplicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Inapplicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Inapplicable

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP:

          Inapplicable
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CUSIP No 406545103
Page 5 of 5 Pages


ITEM 10.  CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 12, 1997
                                   ______________________________________
                                                  Date

                                   /s/ BARCLAYS GLOBAL INVESTORS, N.A.
                                   ______________________________________
                                               Signature

                                   Barclays Global Investors, N.A., Trustee of
                                   the Hambrecht & Quist Group Savings and
                                   Employee Stock Ownership Plan
                                   ______________________________________
                                               Name/Title